Exhibit 10.8

MOOLEC SCIENCE LIMITED CONSULTING AGREEMENT (FOR SERVICES)

This CONSULTING AGREEMENT (FOR SERVICES) (the “Agreement”), is effective on June 18, 2021 (“Effective Date”), by and between JOSE LOPEZ LECUBE, an Argentinian citizen with his principal business address at Intendente Becco 2380, #32, Béccar, Buenos Aires, Argentina, 1643 (“Consultant”) and MOOLEC SCIENCE LIMITED an UK limited company having its principal business address at Innovation Center, Gallows Hill, Warwick, CV34 6UW, United Kingdom (“Company”).

WHEREAS,	the Company wishes to retain the services of the Consultant in order to execute, complete and deliver the Project and Consultant wishes to execute, complete and deliver the Project to the Company, all as set forth in this Agreement;

WHEREAS,	Consultant is ready, qualified, willing and able to carry out all of its obligations and undertakings under this Agreement;

WHEREAS,	the Company desires to retain the services of Consultant pursuant to the terms and conditions set forth in this Agreement, and Consultant expresses its consent to render its services, advice and assistance to Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, the parties agree as follows:

1.	Services and Payment. Consultant agrees to undertake and complete the Services (as defined in Exhibit A) in accordance with and on the schedule specified in Exhibit A. As the only consideration due Consultant regarding the subject matter of this Agreement, Company will pay Consultant in accordance with Exhibit A.

1.1.	Payment. The pricing set forth in Exhibit A is free of any tax or withholding

2.	Ownership; Rights; Proprietary Information; Publicity.

2.1. Company shall own all right, title and interest (including patent rights, copyright rights, trade secret rights, mask work rights, trademark rights, sui generis database rights and all other rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by Consultant in connection with Services or any Proprietary Information (as defined below) (collectively, “Inventions”) and Consultant will promptly disclose and provide all Inventions to Company. All Inventions are works made for hire to the extent allowed by law. In addition, if any Invention does not qualify as a work made for hire, Consultant hereby makes all assignments necessary to accomplish the foregoing ownership. Consultant shall further assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned. Consultant hereby irrevocably designates and appoints Company and its agents as attorneys-in-fact to act for and in Consultant’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Consultant.

2.2. Consultant agrees that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) Consultant develops, learns or obtains in connection with Services or that are received by or for Company in confidence, constitute “Proprietary Information.” Consultant will hold in confidence and not disclose or, except in performing the Services, use any Proprietary Information. However, Consultant shall not be obligated under this paragraph with respect to information Consultant can document is or becomes readily publicly available without restriction through no fault of Consultant. Upon termination and as otherwise requested by Company, Consultant will promptly return to Company all items and copies containing or embodying Proprietary Information, except that Consultant may keep its personal copies of its compensation records and this Agreement. Consultant also recognizes and agrees that Consultant has no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, e-mail messages and voice messages) and that Consultant’s activity, and any files or messages, on or using any of those systems may be monitored at any time without notice. Consultant further agrees that any property situated on the Company’s premises and owned, leased or otherwise possessed by the Company, including computers, computer files, email, voicemail, storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

MOOLEC SCIENCE LIMITED

2.3. As additional protection for Proprietary Information, Consultant agrees that during the period over which it is (or is supposed to be) providing Services and for one year thereafter, will not encourage or solicit any employee or consultant of Company to leave Company for any reason,

2.4. To the extent allowed by law, Section 2.1 and any license to Company hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like. Furthermore, Consultant agrees that notwithstanding any rights of publicity, privacy or otherwise (whether or not statutory) anywhere in the world and without any further compensation, Company may and is hereby authorized to use Consultant’s name in connection with promotion of its business, products and services and to allow others to do so. To the extent any of the foregoing is ineffective under applicable law, Consultant hereby provides any and all ratifications and consents necessary to accomplish the purposes of the foregoing to the extent possible. Consultant will confirm any such ratifications and consents from time to time as requested by Company.

2.5. If any part of the Services or Inventions is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed or otherwise exploited without using or violating technology or intellectual property rights owned or licensed by Consultant and not assigned hereunder, Consultant hereby grants Company and its successors a perpetual, irrevocable, worldwide royalty-free, nonexclusive, sublicensable right and license to exploit and exercise all such technology and intellectual property rights in support of Company’s exercise or exploitation of the Services, Inventions, other work performed hereunder, or any assigned rights (including any modifications, improvements and derivatives of any of them).

3.	Warranty. Consultant warrants that: (i) the Services will be performed in a professional and workmanlike manner and that none of such Services or any part of this Agreement is or will be inconsistent with any obligation Consultant may have to others; (ii) all work under this Agreement shall be Consultant’s original work and none of the Services or Inventions or any development, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity (including, without limitation, Consultant); (iii) Consultant has the full right to provide the Company with the assignments and rights provided for herein; (iv) Consultant shall comply with all applicable laws and Company safety rules in the course of performing the Services and (v) if Consultant’s work requires a license, Consultant has obtained that license and the license is in full force and effect.

4.	Termination. If either party materially breaches a material provision of this Agreement, the other party may terminate this Agreement upon fifteen (15) days written notice unless the breach is cured within the notice period. Company also may terminate this Agreement at any time, with or without cause, upon 60 (sixty) days’ notice, but, if (and only if) without cause, Company shall upon termination pay Consultant all unpaid and undisputed amounts due for Services completed prior to notice of termination.

5.	Relationship of the Parties. Notwithstanding any provision hereof, for all purposes of this Agreement each party shall be and act as an independent contractor and not a partner, joint venturer, or agent of the other and shall not bind nor attempt to bind the other to any contract. Consultant is an independent contractor and is solely responsible for all taxes, withholdings, and other statutory or contractual obligations of any sort.

5.1. Consultant shall render Services with reasonable care and with due regard to Company’s interests but does not give any guarantee as to the effectiveness or result of the Services. The liability of Consultant for any mistakes in the performance of its obligations under this Agreement shall be limited to and never exceed the payment which Consultant is entitled to during the term of this Agreement, except in the case of willful abuse or gross negligence at the side of Consultant. This limitation of liability will also be deemed to apply in relation to any employees or third parties instructed by Consultant in relation to carrying out of any of the Services. Consultant shall never be held liable for any indirect or consequential damages suffered by Company’s as a result of Consultant’s failure to perform under this Agreement or any mistake, except in the case of willful abuse or gross negligence, including, without limitation, loss of profit or income.

6.	Assignment. This Agreement and the services contemplated hereunder are personal to Consultant and Consultant shall not have the right or ability to assign, transfer, or subcontract any obligations under this Agreement without the written consent of Company. Any attempt to do so shall be void.

7.	Notice. All notices under this Agreement shall be in writing, and shall be deemed given when personally delivered, sent by confirmed telecopy or other electronic means, or three (3) days after being sent by prepaid certified or registered mail to the address of the party to be noticed as set forth herein or such other address as such party last provided to the other by written notice.

8.	Miscellaneous. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. No changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

8.1. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of Argentina without regard to the conflicts of laws provisions thereof. In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys’ fees.

8.2. Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement. Any breach or threatened breach of Sections 2, 3 or 6 this Agreement will cause irreparable harm to the Company for which damages would not be an adequate remedy, and, therefore, the Company is entitled to injunctive relief with respect thereto (without the necessity of posting any bond) in addition to any other remedies.

8.3. This Agreement constitutes the complete and exclusive agreement between the parties concerning its subject matter and supersedes all prior or contemporaneous agreements or understandings, written or oral, concerning the subject matter described herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as a sealed instrument, effective as of June 18, 2021

COMPANY		CONSULTANT

By:	/s/ Gastón Paladini	By:	/s/ Jose Lopez Lecube
Name:	Gastón Paladini	Name:	Jose Lopez Lecube
Title:	Co-Chairman / CEO	Title:

COMPANY

By:	/s/ Oscar Leon Bentancor
Name:	Oscar Leon Bentancor
Title:	Director

Signature Page to MOOLEC SCIENCE LIMITED - Consulting Agreement JOSE LOPEZ LECUBE

EXHIBIT A

Statement of Work

This CONSULTING AGREEMENT (FOR SERVICES) (the “Agreement”), is effective on June 18, 2021 (“Effective Date”), by and between JOSE LOPEZ LECUBE, an Argentinian citizen with his principal business address at Intendente Becco 2380, #32, Béccar, Buenos Aires, Argentina, 1643 (“Consultant”) and MOOLEC SCIENCE LIMITED an UK limited company having its principal business address at Innovation Center, Gallows Hill, Warwick, CV34 6UW, United Kingdom (“Company”).

1.	Services. The Services shall include, but shall not be limited to, the following:

A.	Work as Chief Financial Officer and advocate of the Company, developing new collaboration opportunities and joint technology development with universities, institutions and industry partners globally.

B.	Regular Company’s activities may include meetings, report tasks and activities, write documentation, among others.

2.	Compensation.

A.	Basic Salary: The Company will pay the Consultant US$ 12,500 (twelve thousand five hundred dollars) per month, which will be paid in arrears and free of any tax and/or withholding in the bank account indicated by the Consultant starting July 1st, 2021, for the retention of the Consultant services for up to 18 months.

B.	Bonus: Consultant shall be paid a cash bonus of US$ 50,000 (fifty thousand dollars) within 60 days after the next financing round following the date hereof from which the Company receives gross proceeds of not less than US$3,000,000.

C.	Equity based awards: As of the date of the execution of this Agreement, the Consultant shall be granted with the following:

a)	365,000 ordinary shares of the Company at a price of £0.74. Provided that if the Consultant terminates the agreement before the 18-months’ Term, the Consultant shall be obliged to return the shares granted herewith.
b)	Stock option equivalent to 365,000 ordinary shares of the Company according to the following terms and conditions: (i) Number of Shares subject to Award: 365,000; (ii) Grant Date: the same date of the execution of the Consulting Agreement; (iii) Exercise Price £0.74; (iv) Vesting Conditions: One quarter (1/4) of the Options will vest and become non-forfeitable in four (4) equal installments on each of the first four (4) anniversaries of the Grant Date (each a “Vesting Date”), subject to the Consultant’s continued service with the Company or any Subsidiary on each such Vesting Date. Should the Company terminate this Agreement before the Term, the Company commits to Vest the pro-rata portion of the Stock Options to the Consultant within the next 15 days as of the termination., The rest of the terms are subject to the terms and conditions of the option agreement and the rules of the Moolec Science Limited Employee Share Plan in place from time to time. The valuation of the shares and any discount applicable to the Consultant's stock options (if any) shall be determined in accordance with the aforementioned documents. Details of the stock options shall be supplied to the Consultant separately.

Signature Page to MOOLEC SCIENCE LIMITED - Consulting Agreement JOSE LOPEZ LECUBE

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3.	Term

The term will continue for (a) 18 (eighteen months), (b) until the Services are completed or (c) the Agreement is terminated under Section 4, whichever occurs first. As of the expiration of the Term both parties agree and commit themselves to negotiate and evaluate the best way to continue with the Services of the Consultant.

This Exhibit A is accepted and agreed as of June 18, 2021

COMPANY		CONSULTANT

By:	/s/ Gastón Paladini	By:	/s/ Jose López Lecube
Name:	Gastón Paladini	Name:	Jose López Lecube
Title:	Co-Chairman / CEO	Title:

COMPANY

By:	/s/ Oscar León Bentancor
Name:	Oscar León Bentancor
Title:	Director

Signature Page to MOOLEC SCIENCE LIMITED - Consulting Agreement JOSE LOPEZ LECUBE

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